Exhibit 99.1

FOR IMMEDIATE RELEASE

Ferro Corporation Revises Second Quarter Earnings Estimate

•	Expects strong overall revenue growth compared with second quarter 2003

•	Reports strong performance in the Electronic Materials and Pharmaceutical and Fine Chemicals businesses

•	Initiates investigation into inappropriate accounting entries in its Polymer Additives business; expects to take a charge to earnings

•	Corrective actions underway in Polymer Additives business unit

CLEVELAND, Ohio – July 23, 2004 – Ferro Corporation (NYSE:FOE) today announced sales in the second quarter are expected to be approximately 13 percent higher than sales in the same quarter in 2003. Increased sales are being driven by stronger demand across most key end markets, an increase in average selling prices, and a favorable foreign currency exchange impact. Demand was particularly strong in Electronic Materials and Pharmaceuticals and Fine Chemicals, where sales are expected to increase more than 30 percent compared with the prior year period.

The second quarter 2004 fully diluted earnings per share from continuing operations are expected to be between $0.10 and $0.12. This compares with the analysts’ second quarter earnings estimate range of $0.34 to $0.35 per share. The shortfall is largely the result of poor performance by the Polymer Additives business and charges to be taken in the Polymer Additives business unit to remedy inappropriate accounting entries. The Polymer Additives business performance fell short of expectations, impacting Company earnings by approximately $0.12 per share, due mainly to an inability to raise selling prices to keep pace with escalating raw material costs. The negative impact related to accounting adjustments is expected to be approximately $0.10 per share.

“During our financial review process we recently identified several issues in the preliminary results of our Polymer Additives business,” commented Hector R. Ortino, chairman and chief executive officer. “Upon a further examination, we determined that the Polymer Additives business unit’s performance was well below our expectations and that it will be necessary to take a non-cash charge to earnings related to inappropriate accounting entries.”

The second quarter accounting charges stemmed from an internal investigation of accounting entries made in the Company’s Polymer Additives business unit, which both overstated the business unit’s performance and undermined the reliability of the forecasting process in that unit. As to this matter, Ortino commented, “We have investigated this matter internally and believe all

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of the inappropriate accounting entries have been corrected. The personnel within Polymer Additives we believe were potentially responsible have either resigned or have been put on administrative leave pending completion of the investigation. In addition, we have instituted new procedures and are examining others beyond those currently in place to strengthen our system of internal controls. The Company’s Audit Committee has monitored the internal investigation and has engaged independent legal counsel and independent auditors to review the matter. This independent review is expected to be completed in approximately four weeks. In addition, we have informed the Securities and Exchange Commission, the New York Stock Exchange and our external auditors, KPMG LLP, regarding the investigation.”

In view of this investigation, the Company today is providing estimated results for the second quarter 2004 rather than the detailed announcement that was scheduled for July 27, 2004. The conference call also scheduled for July 27, 2004 will be postponed pending completion of the investigation.

The Company will be filing a Form 12b-25 extending the deadline for the filing of its Form 10-Q for the fiscal quarter ended June 30, 2004. At this time, it has not been determined whether any of the accounting corrections expected to be made in the current quarter will need to be restated in prior periods.

“We are focusing our full energy going forward on growing our businesses and improving profitability. Excluding the issues surrounding the Polymer Additives business, I am encouraged with the sales growth and earnings performance of the remaining business units in the quarter. In addition, we were able to further reduce total debt by approximately $15 million in the second quarter. Ferro remains a strong Company with good businesses, a solid financial structure and a Leadership Agenda strategy that is beginning to deliver expected results,” said Mr. Ortino.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this press release and in future filings with the Securities and Exchange Commission reflect the Company’s expectations with respect to future performance and may constitute “forward-looking statements” within the meaning of federal securities laws. Pending the independent investigation of current and prior period financial results, it is possible that the financial estimates provided above may change. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the prices of major raw materials or sources of energy;

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•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Political or economic instability as a result of acts of war, terrorism or otherwise; and

•	Access to capital, primarily in the United States capital markets, and any restrictions placed on Ferro by current or future financing arrangements.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Ferro Corporation

Ferro Corporation is a leading producer of performance materials sold to a broad range of manufacturers serving diverse markets throughout the world. The Company has operations in 20 countries and reported sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Todd Tyler, 216-875-7104.

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